September 1, 2011

Mr. Alexander Walsh
320 E Fairmount Dr.
Tempe, AZ 85282

RE:   Termination of Management Consulting Agreement

Dear Mr. Walsh,

          You and Lithium Exploration Group, Inc. (the “Company”) entered into a Management Consulting Agreement, dated January 1, 2011 (the “Consulting Agreement”). By execution of this letter agreement (this “Agreement”) you and the Company mutually agree to terminate the Consulting Agreement effective as of September 1, 2011.

          Upon mutual agreement, you will continue to serve as the President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of the Company on an at-will basis. For the avoidance of doubt, you shall not be entitled to any payments of accrued obligations or severance as a result of the execution of this Agreement and the termination of the Consulting Agreement.

LITHIUM EXPLORATION GROUP, INC.

By:
Name:
Title:

Dated: September 1, 2011
Agreed and Accepted:

Alexander Walsh